UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 27)*

                       American Real Estate Partners, L.P.

                                (Name of Issuer)

             Depositary Units Representing Limited Partner Interests
                         (Title of Class of Securities)

                                   029169 10 9
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                 General Counsel
                             Icahn Associates Corp.
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4300

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  June 30, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box //.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 High Coast Limited Partnership

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                (a)      /x/
                (b)      / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  Not applicable.

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                               //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  34,359,836

8        SHARED VOTING POWER
                  0

9        SOLE DISPOSITIVE POWER
                  34,359,836

10       SHARED DISPOSITIVE POWER


11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   34,359,836

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  / /


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  55.5%

14       TYPE OF REPORTING PERSON*
                 PN

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Little Meadow Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
               (a)      /x/
               (b)      / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                 Not applicable.

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                               //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware


      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                  34,359,836

9        SOLE DISPOSITIVE POWER
                  0

10       SHARED DISPOSITIVE POWER
                  34,359,836

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 34,359,836

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 55.5%

14       TYPE OF REPORTING PERSON*
                 CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Barberry Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (a) /x/
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                   Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                   / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

 7        SOLE VOTING POWER
                   5,537,000

 8        SHARED VOTING POWER
                   413,793

 9        SOLE DISPOSITIVE POWER
                  5,537,000

 10       SHARED DISPOSITIVE POWER
                   413,793

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                5,950,793

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*
                 /  /


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                9.0%

14       TYPE OF REPORTING PERSON*
                 CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Gascon Partners

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                 (a)  /x/
                 (b)  / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                 Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                   / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

 7        SOLE VOTING POWER
                   11,892,167

 8        SHARED VOTING POWER
                   0

 9        SOLE DISPOSITIVE POWER
                  11,892,167

 10       SHARED DISPOSITIVE POWER
                   0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  11,892,167

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*
                 /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  19.2%

14       TYPE OF REPORTING PERSON*
                  PN

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Cigas Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                (a)  /x/
                (b)  / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                   / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

 7        SOLE VOTING POWER
                   0

 8        SHARED VOTING POWER
                  11,892,167

 9        SOLE DISPOSITIVE POWER
                   0

 10       SHARED DISPOSITIVE POWER
                   11,892,167

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   11,892,167

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*
                   /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   19.2%

14       TYPE OF REPORTING PERSON*
                   CO

                                                            SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Astral Gas Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                 (a) /x/
                 (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                   Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                   / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  0

8        SHARED VOTING POWER
                 11,892,167

9        SOLE DISPOSITIVE POWER
                 0

10       SHARED DISPOSITIVE POWER
                  11,892,167

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  11,892,167

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*
                   /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  19.2%

14       TYPE OF REPORTING PERSON*
                  CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Unicorn Associates Corporation

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (a)  /x/
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

 7        SOLE VOTING POWER
                   0

 8        SHARED VOTING POWER
                  11,892,167

 9        SOLE DISPOSITIVE POWER
                  0

 10       SHARED DISPOSITIVE POWER
                   11,892,167

 11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   11,892,167

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*
                   /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  19.2%

14       TYPE OF REPORTING PERSON*
                  CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                ACF Industries Holding Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                (a) /x/
                (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                 Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                 / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                 0

8        SHARED VOTING POWER
                 11,892,167

9        SOLE DISPOSITIVE POWER
                 0

10       SHARED DISPOSITIVE POWER
                 11,892,167

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 11,892,167

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*
                  /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 19.2%

14       TYPE OF REPORTING PERSON*
                  CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Highcrest Investors Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                 (a) /x/
                 (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

 7        SOLE VOTING POWER
                   3,452,586

 8        SHARED VOTING POWER
                  11,892,167

 9        SOLE DISPOSITIVE POWER
                  3,452,586

 10       SHARED DISPOSITIVE POWER
                   11,892,167

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   15,344,753

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*
                  /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  24.8%

14       TYPE OF REPORTING PERSON*
                  CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Buffalo Investors Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (a) /x/
                  (b) / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                   Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                   / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                   New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

 7        SOLE VOTING POWER
                   0

 8        SHARED VOTING POWER
                  15,344,753

 9        SOLE DISPOSITIVE POWER
                  0

 10       SHARED DISPOSITIVE POWER
                  15,344,753

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  15,344,753

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*
                  /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  24.8%

14       TYPE OF REPORTING PERSON*
                  CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Starfire Holding Corporation

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                (a)      /x/
                (b)      / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

 7        SOLE VOTING POWER
                   0

 8        SHARED VOTING POWER
                  15,344,753

 9        SOLE DISPOSITIVE POWER
                  0

 10       SHARED DISPOSITIVE POWER
                   15,344,753

11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   15,344,753

12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*
                  /  /

13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   24.8%

14        TYPE OF REPORTING PERSON*
                   CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Cyprus, LLC

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)      /x/
         (b)      / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                  / /

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7        SOLE VOTING POWER
                  413,793

8        SHARED VOTING POWER
                 0

9        SOLE DISPOSITIVE POWER
                 413,793

10       SHARED DISPOSITIVE POWER
                 0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  413,793

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*
                  /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.7%

14       TYPE OF REPORTING PERSON*
                  OO

                                  SCHEDULE 13D


CUSIP No. 029169 10 9

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Carl C. Icahn

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                 (a)      /x/
                 (b)      / /

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  Not applicable.

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                  /X/

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

 7        SOLE VOTING POWER
                   0

 8        SHARED VOTING POWER
                   55,655,382

 9        SOLE DISPOSITIVE POWER
                    0

 10       SHARED DISPOSITIVE POWER
                   55,655,382

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   55,655,382

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                  /  /

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  90.0%

14       TYPE OF REPORTING PERSON*
                  IN

                         SCHEDULE 13D - AMENDMENT NO. 27

Item 1.  Security and Issuer

The Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") on September 24, 1990 (the "Initial 13D"), as previously amended, is hereby further amended to furnish the additional information set forth in this Amendment No. 27 to the Initial 13D. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D, as amended. This filing relates to the depositary units of the Issuer, American Real Estate Partners, L.P., a Delaware Limited Partnership (the "Depositary Units"). The address of the principal executive office of the Issuer is 100 South Bedford Road, Mt. Kisco, New York 10549.

ITEM 4. PURPOSE OF TRANSACTION

Item 4 of the Initial 13D, as amended, is hereby amended by the addition of the following:

On June 30, 2005, the transactions contemplated by the NEG Agreement were consummated, pursuant to which (i) Gascon sold to the Issuer its membership interest in NEG Holding LLC, in consideration for which (ii) the Issuer issued 11,034,408 Depositary Units to Gascon.

On June 30, 2005, the transactions contemplated by the Sands Agreement were consummated, pursuant to which (i) Cyprus sold to the Issuer 4,121,033 shares of common stock of GB Holdings and 1,133,284 shares of common stock of Atlantic Holdings, in consideration for which (ii) the Issuer issued 413,793 Depositary Units to Cyprus. In addition, following the end of fiscal year 2006 of the Issuer, provided that certain conditions are met, Cyprus will have the right to receive up to an additional 206,897 Depositary Units.

On June 30, 2005, the transactions contemplated by the Panaco Agreement were consummated, pursuant to which (i) Panaco was merged with and into National Offshore, in consideration for which (ii) the Issuer issued 3,452,586 Depositary Units to Highcrest and 857,759 Depositary Units to Arnos. Immediately following the closing of the transactions contemplated by the Panaco Agreement, Arnos transferred its 857,759 Depositary Units to Astral, and Astral contributed such Depositary Units to Gascon. As a result, Arnos is no longer a Reporting Person.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

Item 5 is hereby amended and restated as follows:

(a) As of the close of the business day on June 30, 2005, and after taking the transactions described in Item 4 into account, Reporting Persons may be deemed to beneficially own, in the aggregate, 55,655,382 Depositary Units, representing approximately 90.0% of the Issuer's outstanding Depositary Units and 9,346,044 Preferred Units, representing approximately 86.5% of Issuer's outstanding
Preferred Units (based upon the 46,098,284 Depositary Units and 10,800,397 Preferred Units stated to be outstanding as of March 31, 2005, by the Issuer in the Issuer's Form S-4 filing (filed with the Securities and Exchange Commission on June 21, 2005).

(b) High Coast has sole voting power and sole dispositive power with respect to 34,359,836 Depositary Units, representing approximately 55.5% of the Issuer's outstanding Depositary Units. Little Meadow (as the general partner of High Coast) may be deemed to indirectly beneficially own the Depositary Units which High Coast directly beneficially owns. Little Meadow disclaims beneficial ownership of the Depositary Units for all other purposes.

Barberry has sole voting power and sole dispositive power with respect to 5,537,000 Depositary Units, representing approximately 9.0% of the Issuer's outstanding Depositary Units.

Gascon has sole voting power and sole dispositive power with respect to 11,892,167 Depositary Units, representing approximately 19.2% of the Issuer's outstanding Depositary Units. Each of Cigas (as a partner of Gascon), Astral (as a partner of Gascon), Unicorn (as the sole shareholder of Astral), ACF Holding (as the sole shareholder of Unicorn), Highcrest (as the sole shareholder of ACF Holding), Buffalo (as the sole shareholder of Highcrest), and Starfire (as the sole shareholder of Buffalo) may be deemed to indirectly beneficially own the Depositary Units which Gascon directly beneficially owns. Each of Cigas, Astral, Unicorn, ACF Holding, Highcrest, Buffalo and Starfire disclaims beneficial ownership of the Depositary Units for all other purposes.

Cyprus has sole voting power and sole dispositive power with respect to 413,793 Depositary Units, representing approximately 0.7% of the Issuer's outstanding Depositary Units. In addition, following the end of fiscal year 2006 of the Issuer, provided that certain conditions are met, Cyprus has the potential to have sole voting power and sole dispositive power with respect to up to an additional 206,897 Depositary Units. Barberry (as the managing member of Cyprus) may be deemed to indirectly beneficially own the Depositary Units which Cyprus directly beneficially owns. Barberry disclaims beneficial ownership of the Depositary Units for all other purposes.

Highcrest has sole voting power and sole dispositive power with respect to 3,452,586 Depositary Units, representing approximately 5.6% of the Issuer's outstanding Depositary Units. Each of Buffalo (as the sole shareholder of Highcrest) and Starfire (as the sole shareholder of Buffalo) may be deemed to indirectly beneficially own the Depositary Units which Highcrest directly beneficially owns. Each of Buffalo and Starfire disclaims beneficial ownership of the Depositary Units for all other purposes.

Carl C. Icahn may be deemed to indirectly beneficially own the Depositary Units which High Coast, Barberry, Gascon, Cyprus and Highcrest directly beneficially own. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

(c) Other than as described in Item 4, no transactions with respect to Depositary Units have been effected during the past sixty (60) days by any of the Reporting Persons.

                                   SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13D concerning the depositary units representing limited partner interests in American Real Estate Partners, L.P., a Delaware limited partnership, is true, complete and correct.

Dated: June 30, 2005


HIGH COAST LIMITED PARTNERSHIP
By: Little Meadow Corp.
Its: General Partner

By: /s/ Richard T. Buonato
    Name: Richard T. Buonato
    Title: Vice President


LITTLE MEADOW CORP.

By: /s/ Richard T. Buonato
    Name: Richard T. Buonato
    Title: Vice President


BARBERRY CORP.

By: /s/ Edward E. Mattner
    Name: Edward E. Mattner
    Title: Authorized Signatory


GASCON PARTNERS
By: Cigas Corp.
Its: Partner

By: /s/ Edward E. Mattner
    Name: Edward E. Mattner
    Title: President

By: Astral Gas Corp.
Its: Partner

By: /s/ Edward E. Mattner
    Name: Edward E. Mattner
    Title: President


CIGAS CORP.

By: /s/ Edward E. Mattner
    Name: Edward E. Mattner
    Title: President


ASTRAL GAS CORP.

By: /s/ Edward E. Mattner
    Name: Edward E. Mattner
    Title: President


UNICORN ASSOCIATES CORPORATION

By: /s/ Edward E. Mattner
    Name: Edward E. Mattner
    Title: President and Treasurer


ACF INDUSTRIES HOLDING CORP.

By: /s/ Jon Weber
    Name: Jon Weber
    Title: President and Treasurer


HIGHCREST INVESTORS CORP.

By: /s/ Jon Weber
    Name: Jon Weber
    Title: Assistant Secretary


BUFFALO INVESTORS CORP.

By: /s/ Edward E. Mattner
    Name: Edward E. Mattner
    Title: President and Treasurer


STARFIRE HOLDING CORPORATION

By: /s/ Jon Weber
    Name: Jon Weber
    Title: Authorized Signatory


CYPRUS LLC
By: Barberry Corp
Its: Managing Member

By: /s/ Edward E. Mattner
    Name: Edward E. Mattner
    Title: Authorized Signatory


ARNOS CORP.

By: /s/ Edward E. Mattner
    Name: Edward E. Mattner
    Title: Vice President


/s/ Carl C. Icahn
CARL C. ICAHN



  [Signature Page for American Real Estate Partners, L.P. 13D Amendment No. 27]